Exhibit 5.1

April 19, 2018
Reference: 99166/16
Trilogy Metals Inc. 1150 - 609 Granville Street Vancouver British Columbia Canada V7Y 1G5

Ladies and Gentlemen:

Re:	Registration Statement on Form S-3 (File No. 333-220484)

We have acted as counsel to Trilogy Metals Inc., a British Columbia corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Prospectus Supplement (the “Prospectus Supplement”), dated April 16, 2018, to the Prospectus, dated November 21, 2017, included in the Registration Statement on Form S-3 (File No. 333-220484) (the “Registration Statement”) filed by the Company with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by the Company of up to 21,551,724 common shares of the Company (with an additional 3,232,758 shares subject to the underwriters’ over-allotment option) (the “Shares”). The Shares will be sold pursuant to an Underwriting Agreement (the “Underwriting Agreement”), dated April 16, 2018, among the Company and the representatives of the underwriters named therein.

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Shares, when issued and delivered against payment of the consideration therefor specified in the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

Our opinions expressed above are limited to the laws of the Province of British Columbia.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by the Company with the Commission on the date hereof, which Current Report on Form 8-K will be incorporated by reference into the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Yours truly,

/s/ Blake, Cassels & Graydon LLP